EXHIBIT 5.1

November 27, 2012

j2 Global, Inc.
6922 Hollywood Blvd., Suite 500
Los Angeles, California 90028.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $250,000,000 principal amount of 8.000% Senior Notes due 2020 (the “Notes”) of j2 Global, Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 8.000% Senior Notes due 2020 (the “Old Notes”), pursuant to the Indenture, dated as of July 26, 2012 (the “Indenture”) relating to the Notes and the Old Notes, among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Exchange Notes” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP